EXHIBIT 17.1

Resignation Letter of Victor J. Elias

Eco Energy Tech Asia, Ltd.

NOTICE OF RESIGNATION

TO:           Eco Energy Tech Asia, Ltd

Attention:  The Secretary & The Board of Directors

I, the undersigned, Victor James Elias, hereby submit my resignation as Chief Financial Officer and any other appointed or elected position in the Corporation, this resignation to take effect immediately following its acceptance by the Board of Directors.

SIGNED at Hong Kong, the 14th day of March, 2016

/s/ Victor James Elias
Victor James Elias